Second Supplementary Bidder’s Statement

1	Background

This document is the second supplementary bidder’s statement (“Second Supplement”) to the bidder’s statement dated 30 November 2004 (“Original Bidder’s Statement”) issued by Xstrata Capital Holdings Pty Limited (ACN 111 756 337) (“Xstrata Capital”) and lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to Xstrata Capital’s off-market takeover bid for WMC Resources Ltd (“WMC”).

This Second Supplement is to be read together with the replacement bidder’s statement dated 16 December 2004 (“Bidder’s Statement”). Changes to the Original Bidder’s Statement as supplemented by the first supplementary bidder’s statement were incorporated into the Bidder’s Statement.

Unless the context requires otherwise, defined terms used in the Bidder’s Statement have the same meaning in this Second Supplement.

2	Offer Price

On 2 February 2005 Xstrata announced an increase in Xstrata Capital’s cash offer for all of the shares in WMC from $6.35 to $7.20 per WMC Share (“Increased Offer”). Xstrata also stated that the Increased Offer by Xstrata Capital is final, and Xstrata will not consider any further increase to the offer price unless a superior proposal is announced by WMC or another bidder. A superior proposal is a competing control transaction that would result in a change of control of WMC if successful (including a takeover bid, scheme of arrangement or reduction in capital) or any dual company structure proposal, in each case which is superior to the Increased Offer.

Offer premia

The Increased Offer of $7.20 per share values WMC’s entire issued share capital at $8.4 billion compared to its market value of $5.7 billion before speculation about an offer, and represents a premium of approximately:

•	46.3% above the closing WMC share price of $4.92 on 26 October 2004, the day prior to speculation of Xstrata’s approach to the WMC board;

•	42.3% above the volume weighted average WMC share price of $5.06 during the three months prior to 26 October 2004; and

•	17 cents per share above the volume weighted average WMC share price of $7.03 from 28 October 2004 when Xstrata confirmed its approach to the WMC Board, to 1 February 2005, the day prior to Xstrata announcing the Increased Offer.

The Increased Offer is above the volume weighted average WMC share price of $7.18 over the five trading days ending 1 February 2005.

Offer within the Independent Expert’s valuation range

The Increased Offer is within the Independent Expert’s value range as set out in the WMC Target’s Statement and accordingly should be assessed to be fair and reasonable by the Independent Expert.

The range of $7.17 to $8.24 per share presented in the Target’s Statement represents the expert’s view as to the “maximum price that could be realised in an open market” for the WMC assets. This range included assumed cost savings of $110 million to $115 million per annum available for any bidder with a “presence in Australia”. To achieve this level of cost savings, any bidder would have to have sufficient spare capacity within its Australian offices to pick up the management of nearly half of WMC’s corporate functions, currently employing some 600 people. Xstrata does not have this level of spare capacity in its businesses and this theoretical level of cost savings can therefore not be assumed.

The derived stand-alone value of WMC to its current shareholders, based on the Independent Expert’s report and including a premium for control, is $6.48 to $7.51 per share.

Xstrata’s Increased Offer of $7.20 per share is:

•	within the WMC Independent Expert’s value range; and

•	at the upper end of the derived stand-alone value range of $6.48 to $7.51 per share, which incorporates a premium for control.

3	Offer funding

As at the date of this Second Supplement there are 1,172,262,7321  WMC Shares on issue. If all the Offers are accepted, the consideration for the acquisition of WMC Shares to which the Offer relates (including WMC Shares issued on exercise of WMC Options) will be approximately $8.5 billion (assuming all WMC Options are exercised).

On 15 December 2004, the lenders to the Existing Facility Agreement approved the proposed amendments to the Existing Facility foreshadowed in the Bidder’s Statement. Accordingly, the Existing Facility together with the Acquisition Facility and the Bridge Facility have been available to fund the consideration payable under the Offers. The Backstop Facility is no longer required.

Xstrata (Schweiz) has agreed with the Underwriters and the Mandated Lead Managers to increase the total commitment under the Bridge Facility from US$2 billion (approximately A$2.5 billion) to US$2.6 billion (approximately A$3.3 billion).

Accordingly, sufficient funds are available to fund the maximum consideration payable under the Increased Offer from undrawn amounts under the revised Facilities as follows:

•	Acquisition Facility - US$4 billion (approximately A$5.1 billion);

•	Bridge Facility - US$2.6 billion (approximately A$3.3 billion); and

1 As of 14 January 2005, and as advised by WMC Resources Ltd to Xstrata Capital Holdings Pty Limited on 17 January 2005.

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•	Existing Facility - US$1.4 billion (approximately A$1.8 billion) of which approximately US$625 million (approximately A$794 million) is currently drawn.

The terms of these facilities are as set out in section 6 of the Bidder’s Statement.

Xstrata (Schweiz) has agreed to increase to $8.6 billion the limit available for drawdown under its agreement with Xstrata Capital to provide, or procure that other members of the Xstrata Group provide, all funds which Xstrata Capital needs to satisfy the consideration payable under the Offer. Xstrata (Schweiz) has also agree to extend the drawdown period under that agreement to 30 June 2005.

4	Rights attaching to WMC Shares

The Increased Offer is to acquire all the WMC Shares together with all Rights attaching to them. The terms of the Offer set out in the Bidder’s Statement describe those Rights, to which Xstrata Capital is entitled. They include all dividends or other distributions declared, paid or made by WMC after 30 November 2004.

5	Extension of Offer Period

On 20 January 2005, Xstrata Capital varied the Offer by extending the Offer Period from 7.00pm (Sydney time) on 28 January 2005 to 7.00pm (Sydney time) on 28 February 2005.

6	Offer conditions

Except as set out below, the Offer conditions as set out in Appendix 2 of the Bidder’s Statement remain in place. The Offer is free from the following conditions which have been fulfilled:

•	the condition set out in subparagraph (d) of the Bidder’s Statement relating to the decision by the European Commission to grant clearance under the EU Merger Regulation to Xstrata Capital’s proposed acquisition of WMC;

•	the conditions set out in subparagraphs (e)(i) and (e)(ii) of Appendix 2 of the Bidder’s Statement relating to compliance with the Hart-Scott-Rodino Antitrust Improvements Act (US); and

•	the condition set out in subparagraph (h) of the Bidder’s Statement relating to the approval by Xstrata’s shareholders of the acquisition of WMC Shares.

In addition, on 19 December 2004, the ACCC informed Xstrata Capital that it had given informal clearance for Xstrata Capital’s bid and that, based on present information, the ACCC would not be taking any action pursuant to section 50 of the Trade Practice Act 1974 (Cwlth) in relation to the Offer.

Among the remaining conditions are:

•	the condition in paragraph (a) of Appendix 2 of the Bidder’s Statement relating to the requirement that Xstrata Capital acquire a relevant interest in at least 90% (by number) of the WMC Shares; and

•	the condition in paragraph (b) of Appendix 2 of the Bidder’s Statement relating to Xstrata Capital receiving the consent of the Treasurer of the Commonwealth of

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Australia to the proposed acquisition on an unconditional basis under the Foreign Acquisitions and Takeovers Act 1975 (Cwlth).

7	Takeovers Panel decision

On 27 January 2005 the Takeovers Panel published its decision in response to Xstrata Capital’s application dated 12 January 2005 and WMC’s application dated 14 January 2005. A copy of the Takeovers Panel’s decision is available from ASX (WMR announcements).

The Takeovers Panel’s required WMC to issue a corrective supplementary target’s statement advising WMC shareholders to disregard the graph and certain information in the paragraph following the graph on page 4 of the Target’s Statement, which WMC undertook to do. Xstrata Capital was not required to issue any corrective statement.

8	Announcements

Announcements made to the London Stock Exchange by Xstrata and announcements made to ASX and SEC in relation to WMC since 30 November 2004 are annexed to this Second Supplement as Annexures A and B respectively.

9	Relevant interest

As at 4 February 2005, Xstrata Capital had a relevant interest in 295,723 WMC Shares, representing 0.0252% of WMC Shares on issue.

10	Lodgment with ASIC

A copy of this Second Supplement was lodged with ASIC on 7 February 2005. Neither ASIC nor any of its officers takes any responsibility for the contents of this Second Supplement.

11	Authorisation

This Second Supplement has been approved by a resolution passed by the directors of Xstrata Capital.

Signed on behalf of Xstrata Capital Holdings Pty Limited:

/s/ Nicholas Pappas
Attorney for Benny Levene, Director

Dated:  7 February 2005

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Annexure A - Xstrata announcements to London Stock Exchange since 30 November 2004

Date	Announcement
2 February 2005	Announcement by Xstrata regarding Increased Offer for WMC
27 January 2005	Announcement by Xstrata regarding Takeovers Panel decision
24 January 2005	Announcement by Xstrata of the acquisition by Xstrata Alloys of the African Carbon Group
20 January 2005	Announcement by Xstrata that it is extending its Offer to acquire all the shares in WMC to 28 February 2005
17 January 2005	Announcement by Xstrata of the sale of the Forestal Los Lagos forestry operation
13 January 2005	Announcement by Xstrata that its shareholders had passed a resolution approving the proposed acquisition of WMC at the extraordinary general meeting
4 January 2005	Announcement by Xstrata of initial response to WMC’s Target’s Statement
22 December 2004	Schedule 10 notification of major interests in shares
20 December 2004	Announcement by Xstrata of expected reduction in effective tax rate
20 December 2004	Announcement by Xstrata regarding its submission of a Class 1 Circular regarding the proposed acquisition of WMC to the United Kingdom Listing Authority
16 December 2004	Announcement by Xstrata of its adoption of International Financial Reporting Standards
10 December 2004	Announcement by Xstrata responding to WMC’s profit outlook and proposed capital management initiatives
7 December 2004	Schedule 10 notification of major interests in shares
1 December 2004	Schedule 10 notification of major interests in shares
30 November 2004	Announcement by Xstrata that the Bidder’s Statement had been lodged by Xstrata Capital with ASIC

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Annexure B -

Part 1: Announcements to ASX in relation to WMC since 30 November 2004

Date	Announcement
4 February 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
3 February 2005	Media release by WMC in relation to Xstrata Capital’s Increased Offer
3 February 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
2 February 2005	Announcement by WMC of lodgment of supplementary target’s statement and corrective statement
2 February 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
2 February 2005	Announcement by Xstrata Capital of Increased Offer for WMC
1 February 2005	Announcement by The Capital Group Companies, Inc of change in substantial holding in WMC
1 February 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
31 January 2005	Announcement by Niagara Mining Limited regarding in principle agreement with WMC to acquire Windarra nickel assets
31 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
28 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
27 January 2005	Media release by Takeovers Panel regarding decision in respect of the applications by Xstrata Capital and WMC
27 January 2005	Announcement by Xstrata Capital of fulfilment of a condition of its Offer under section 630(4) of the Corporations Act
27 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
25 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
24 January 2005	Revised announcement by Deutsche Bank AG regarding becoming a substantial holder in WMC
24 January 2005	Announcement by Deutsche Bank AG regarding becoming a substantial holder in WMC
24 January 2005	Announcement by Jubilee Mines NL of acquisition of strategic stake in Falcon Minerals Limited
24 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
21 January 2005	Announcement by Xstrata Capital of change in substantial holding

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Date	Announcement
in WMC
20 January 2005	Announcement by Xstrata Capital regarding extension of Offer Period and new date for giving notice of status of conditions under the Offer
20 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
19 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
18 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
17 January 2005	Media release by Takeovers Panel regarding commencement of proceedings in relation to WMC’s application
17 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
14 January 2005	Media release by Takeovers Panel regarding receipt of application by WMC
14 January 2005	Announcement by Xstrata Capital of fulfilment of a condition of its Offer under section 630(4) of the Corporations Act
14 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
13 January 2005	Media release by Takeovers Panel regarding commencement of proceedings in relation to Xstrata Capital’s application
13 January 2005	Appendix 3B by WMC - Exercise of options
13 January 2005	Notice by WMC of change in director’s interest
13 January 2005	Announcement by Falcon Minerals Limited regarding Collurabbie Project
13 January 2005	Announcement by WMC of Fourth Quarter Activities Report
13 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
12 January 2005	Takeovers Panel release regarding receipt of application from Xstrata Capital
12 January 2005	Roadshow presentation entitled “Capability, Performance and Returns” delivered by T. Bergman and A. Michelmore
12 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
11 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
10 January 2005	Announcement by Polaris Metals NL regarding boost in prospects of Lake Jeffries Prospect as a result of WMC / Falcon Minerals Collurabbie Hill results

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Date	Announcement
10 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
7 January 2005	Announcement by Xstrata Capital of fulfilment of a condition of its Offer under section 630(4) of the Corporations Act
7 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
6 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
5 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
4 January 2005	Lodgment by WMC of complete copy of its Target’s Statement in response to Xstrata Capital’s Offer
4 January 2005	Announcement regarding on-market share buy-back announced on 22 September 2004
4 January 2005	Lodgment by WMC of its Target’s Statement in response to Xstrata Capital’s Offer
4 January 2005	Announcement by Xstrata Capital of change in substantial holding in WMC
31 December 2004	Announcement by Xstrata Capital of change in substantial holding in WMC
30 December 2004	Announcement by Xstrata Capital of change in substantial holding in WMC
23 December 2004	Announcement by WMC of further details regarding WMC directors’ recommendation in relation to Xstrata Capital’s Offer
22 December 2004	Announcement by Xstrata Capital of despatch of Bidder’s Statement to WMC shareholders
22 December 2004	WMC letter to shareholders regarding Xstrata Capital’s Offer
22 December 2004	Announcement by Gryphon Minerals Limited regarding Collurabbie South Project
22 December 2004	Notice regarding change of director’s interest
21 December 2004	Announcement by ACCC that it will not intervene in Xstrata Capital’s proposed acquisition of WMC
16 December 2004	Lodgment by Xstrata Capital of Bidder’s Statement (unmarked)
16 December 2004	Lodgment by Xstrata Capital of Bidder’s Statement showing changes from the Bidder’s Statement lodged with ASIC on 30 November 2004
14 December 2004	Announcement by WMC of media release regarding uranium outlook
9 December 2004	Announcement by WMC of formation of strategic partnership with Elders and AWB Limited

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Date	Announcement
9 December 2004	Presentation by AWB Limited regarding formation of strategic partnership with Elders and WMC
9 December 2004	Announcement by AWB Limited of formation of strategic partnership with Elders and WMC
9 December 2004	Press release by Citect regarding grant of contract by WMC
8 December 2004	Notice given by Xstrata Capital regarding date for determining shareholders of WMC who will receive an Offer
6 December 2004	Announcement by WMC regarding its coordination of site visits to Olympic Dam
1 December 2004	Initial substantial holder notice lodged by Xstrata Capital regarding WMC
30 November 2004	Announcement by WMC of its response to Xstrata Capital’s Bidder’s Statement
30 November 2004	Lodgment by Xstrata Capital of its Bidder’s Statement with ASIC
30 November 2004	Titan Resources NL released an announcement regarding deliveries of ore from the Armstrong nickel mine to the Kambalda Nickel Concentrator

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Part 2: Filings with SEC in relation to WMC since 30 November 2004

Date	Filing
3 February 2005	Announcement by Xstrata Capital of Increased Offer for WMC
3 February 2005	Lodgment of Form CB regarding lodgment of Form 604 change of interest of substantial holder by Xstrata Capital
2 February 2005	Lodgment of Form CB regarding lodgment of Form 604 change of interest of substantial holder by Xstrata Capital
1 February 2005	Lodgment of Form CB regarding lodgment of Form 604 change of interest of substantial holder by Xstrata Capital
28 January 2005	Lodgment of Form CB regarding lodgment of Notice of Fulfilment of Condition by Xstrata Capital
28 January 2005	Lodgment of Form CB regarding lodgment of Form 604 change of interest of substantial holder by Xstrata Capital
26 January 2005	Lodgment of Form CB regarding lodgment of Form 604 change of interest of substantial holder by Xstrata Capital
24 January 2005	Lodgment of Form CB regarding lodgment of Form 604 change of interest of substantial holder by Xstrata Capital
24 January 2005	Lodgment of Form CB regarding lodgment of Form 604 change of interest of substantial holder by Xstrata Capital
21 January 2005	Lodgment of Form CB regarding lodgment of Notice of Extension of the Offer Period and Notice giving new date for giving Notice regarding Status of Conditions by Xstrata Capital
21 January 2005	Lodgment of Form CB regarding lodgment of Form 604 change of interest of substantial holder by Xstrata Capital
19 January 2005	Lodgment of Form CB regarding lodgment of Form 604 change of interest of substantial holder by Xstrata Capital
18 January 2005	Lodgment of Form CB regarding lodgment of Form 604 change of interest of substantial holder by Xstrata Capital
18 January 2005	Lodgment of Form CB regarding lodgment of Notice of Fulfilment of Condition by Xstrata Capital
14 January 2005	Lodgment of Form CB regarding lodgment of Form 604 change of interest of substantial holder by Xstrata Capital
13 January 2005	Lodgment of Form CB regarding lodgment of Form 604 change of interest of substantial holder by Xstrata Capital
11 January 2005	Lodgment of Form CB regarding lodgment of Form 604 change of interest of substantial holder by Xstrata Capital
10 January 2005	Lodgment of Form CB regarding lodgment of Notice of Fulfilment of Condition by Xstrata Capital
10 January 2005	Lodgment of Form CB regarding lodgment of Form 604 change of interest of substantial holder by Xstrata Capital
7 January 2005	Lodgment of Form 6-K regarding WMC Target’s Statement lodged with ASIC on 4 January 2005

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Date	Filing
6 January 2005	Lodgment of Form CB regarding lodgment of Form 604 change of interest of substantial holder by Xstrata Capital
22 December 2004	Lodgment of Form CB/A in relation to Xstrata’s cash offer of $6.35 per share for the entire issued share capital of WMC by way of an off-market takeover bid
17 December 2004	Lodgment of Form CB/A in relation to Xstrata’s cash offer of $6.35 per share for the entire issued share capital of WMC by way of an off-market takeover bid
9 December 2004	Lodgment of Form CB in relation to Xstrata Capital’s lodgment of notice under section 633(2)(b) of the Corporations Act
1 December 2004	Lodgment of Form F-X in relation to the appointment of an agent for service of process and undertaking
1 December 2004	Lodgment of Form CB in relation to Xstrata’s cash offer of $6.35 per share for the entire issued share capital of WMC by way of an off-market takeover bid
30 November 2005	Lodgment of a Schedule 14D-9 in relation to Xstrata’s cash offer of $6.35 per share for the entire issued share capital of WMC by way of an off-market takeover bid

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